Exhibit 99.1

Soul and Vibe Issues Letter to Shareholders

MINNEAPOLIS, MN, July 9, 2013 – Soul and Vibe Interactive Inc. (OTCQB:SOUL), “The Company,” a video and computer games company, today announced the Company has issued a Letter to Shareholders.

Highlights of the letter include:

•	Soul and Vibe’s publishing & development agreements with the world’s largest gaming companies including Microsoft and Sony, addressing 78% of the console market

•	Licensing agreements with globally recognized brands including General Mills

•	Impressive Strategic Advisory Board which includes gaming industry leaders

•	Growing roster of potential “Pick-Up” game acquisition opportunities

•	Company’s multi-platform game launch strategy which monetizes multiple revenue streams

To read the letter in full, please visit: http://www.soulandvibe.com/investor.php

About Soul and Vibe Interactive Inc.

Soul and Vibe Interactive Inc. (also Soul & Vibe Interactive Inc. on www.sec.gov) is a publisher of games and games-related content for consoles, mobile devices, and personal computers addressing a $56 billion market projected to grow to $82 billion by 2015. The Company specializes in the creation of original intellectual properties and has extensive experience licensing world-renowned brands from influential companies. Soul and Vibe has a license agreement with General Mills, and game development and publishing agreements for the Xbox 360® video game and entertainment system, Windows 8, Windows Live, and Windows Phone from Microsoft, and the PlayStation® 3 computer entertainment system and PlayStation® Vita (PS Vita) from Sony. Through partnerships with technically sophisticated software developers located all over the world, Soul and Vibe transforms unique concepts into engaging, highly accessible, and affordable games and entertainment experiences. www.soulandvibe.com.

Facebook: https://www.facebook.com/soulandvibe

Twitter: https://twitter.com/soulandvibe

Linkedin: http://www.linkedIn.com/company/2800907?trk=tyah

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release, including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

Contact:

Investor Relations

Andrew Haag

IRTH Communications

Phone: +1-866-976-IRTH (4784)

soul@irthcommunications.com

or

Tel: +1-763-400-8040

Website: www.soulandvibe.com